Exhibit 10.1.1

                       Amendment No. 1 to
              The Reader's Digest Association, Inc.
             Management Incentive Compensation Plan
            (Amended and Restated as of July 1, 1994)

     Effective as of April 11, 1996, The Reader's Digest
Association, Inc. Management Incentive Compensation Plan (Amended and Restated as of July 1, 1994) (the "Plan") is hereby amended as follows:

     1. Section 4.7 of the Plan shall be amended to read in its entirety as follows:

               4.7 Each award made under the Plan shall be paid or allocated as soon as practicable after the close of the fiscal year, except as provided in Article V and unless otherwise determined by the Committee. The Committee, in its sole discretion, may permit a Participant to defer payment of his award under The Reader's Digest Association, Inc. Deferred Compensation Plan, as such plan may be modified from time to time, or any other plan applicable to the Participant. The Committee, in its sole discretion, may permit a Participant to elect, under The Reader's Digest Association, Inc. 1994 Key Employee Long Term Incentive Plan, as such plan may be modified from time to time, or any other plan applicable to the Participant, to be granted a stock option, stock appreciation right or other award thereunder in lieu of receiving payment of all or part of an award under this Plan.